Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300 | San Diego, CA 92130-4088 | tel 619.234.5000 | fax 858.509.4010

December 14, 2015

Celladon Corporation

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Celladon Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 5,700,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger and Reorganization dated as of November 18, 2015, by and among the Company, Celladon Merger Sub, Inc. and Eiger BioPharmaceuticals, Inc. (the “Merger Agreement”), which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus/Information Statement included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP